Exhibit 9.01(c)

April 13, 2005

The Board of Directors
Law Enforcement Associates Corporation
100 A Hunter Place
P.P. Box 639
Youngsville, NC 27596

Gentlemen:

After consulting with my family and others, I have come to the decision to resign from the Board of Directors of the Company and am going to retire. I have given this a lot of thought, and it pains me to come to this decision. I realize that this will come as a shock to everyone there, but there are personal reasons for this decision, including my health and age and have nothing to do with any matter involving the operation of the Company or any Company issues.

I know that I am leaving the Company in good hands with its current management and the goals we established will be pursued and continued to be reached. My resignation will be effective Monday, April 18, 2005 at 12:00 P.M.



/s/ John H. Carrington
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John H. Carrington